NOTICE: THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT
                  TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") is made by and among the Bank of Ridgeway (the "Employer"), a commercial bank under the laws of the State of South Carolina, and a subsidiary of Community Bankshares, Inc. ("CBI"), and William A. Harwell (the "Employee"). This Agreement shall become effective simultaneously with the effectiveness of the planned merger between CBI and Ridgeway Bancshares, Inc. (the "Effective Date"). In the event that the merger is not consummated by June 30, 2002, this Agreement shall be null and void.

         WHEREAS, the Employee has been an employee-at-will of the Employer for a number of years, and most recently the Employee has occupied the office of President.

         WHEREAS, the Employer recognizes that the Employee's contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the employment of the Employee which the Employer has determined will reinforce and encourage the continued dedication of the Employee to the Employer and will promote the best interests of the Employer, CBI, and its shareholders. The Employee is willing to serve the Employer on the terms and conditions herein provided.

         WHEREAS, the Employee acknowledges and agrees that valid and sufficient consideration in the form of the right to severance payments and other payments as described in Sections 3 and 4 is given to the Employee in return for the Employee's agreeing to be bound by the restrictive covenants and other promises set forth herein.

         NOW, THEREFORE, In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that on the Effective Date:

1. Employment. The Employer shall employ the Employee, and the Employee shall serve the Employer upon the terms and conditions set forth herein. As of the Effective Date and until the Employee's title is changed as provided herein or this Agreement is terminated or expires, whichever is earliest, the Employee shall occupy the office of President of the Employer. The Employee shall have such authority and responsibilities as are consistent with his position and which may be set forth in this Agreement or the Board of Directors of the Employer (the "Board of Directors") from time to time. The Employee shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during period of illness or periods of vacation and leaves of absence consistent with the Employer's policy. The Employee may devote reasonable periods of time to perform charitable and other community activities and to manage his personal investments; provided, however, that such activities will not materially interfere with the performance of his duties hereunder and will not be in conflict or competitive with, or adverse to, the interests of the

Employer. Under no circumstances will the Employee work for any competitor or have any financial interest in any competitor of the Employer; provided, however, that the Employee may invest in up to 1% of the publicly-traded stock or securities of any company whose stock or securities are traded on a national exchange.

     2. Term. Unless earlier terminated as provided herein, the Employee's employment under this Agreement shall be for a continuing term (the "Term") of five years, except as otherwise provided herein. Thereafter, this Agreement shall automatically renew for additional one year periods absent written notice to the contrary from the Employee or the Board of Directors. Notwithstanding the provisions of this Section 2, no extension shall be granted that would extend the term of this Agreement beyond the last day of the month during which the Employee attains age 65.

     3. Compensation and Benefits.

     a. The Employer shall pay the Employee a salary at a rate of not less than $135,000.00 per annum in accordance with the salary payment practices of the Employer. The Board of Directors shall review the Employee's salary at least annually and may increase or decrease the Employee's base salary if it determines in its sole discretion that a change is appropriate; provided, however, that any decrease shall not be for reasons other than or materially greater than warranted by the Employee's performance or the Employer's profitability. The Employee shall be eligible to participate in any bonus program in which the presidents of all of the other subsidiary banks of CBI participate.

     b. The Employee shall participate in any retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs (collectively, the "Benefit Plan") of the Employer now or hereafter applicable to the Employee; and the Employee shall participate in all Benefit Plans now or hereafter applicable generally to employees of the Employer, as determined by the Board of Directors. The Employee shall also participate in all Benefit Plans now or hereafter applicable generally to senior managers of subsidiary banks of CBI on the same basis as other such senior managers, as determined by the CBI Board of Directors.

     c. The Employer shall reimburse the Employee for reasonable travel and other expenses related to the Employee's duties which are incurred and accounted for in accordance with the Employer's standard business practices.

     d. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA, and other withholding requirements.

     e. The Employee shall not receive any director's fees for service on the Board of Directors or the board of directors of CBI.

     4. Termination.

     a. The Employee's employment under this Agreement may be terminated prior to the end of the Term only as follows:

     (i)  upon the death of the Employee;

     (ii) upon the disability of the Employee for a period of 180 days which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer;

     (iii)upon the determination of Cause for termination, in which event such employment may be terminated by written notice at the election of the Employer. For purposes of this Agreement, "Cause" shall be determined by the Board of Directors in its sole and reasonable discretion, with the Employee abstaining from such vote in the event the Employee is a member of the Board of Directors as of the time of such determination, and shall consist of any of (A) the breach by Employee of any material provision of this Agreement, provided that Employer gives the Employee written notice of such failure and such failure is not cured within thirty (30) days thereafter; (B) the willful and continued failure by the Employee to substantially perform his duties under this Agreement (other than the Employee's inability to perform, with or without reasonable accommodation, resulting from his incapacity due to physical or mental illness or impairment), after a demand for substantial performance is delivered to him by the Employer, which demand specifically identifies the manner in which the Employee is alleged to have not substantially performed his duties; (C) the willful engaging by the Employee in misconduct (criminal, immoral or otherwise) which is materially injurious to the Employer, CBI, or either of their officers, directors, shareholders, employees, or customers, monetarily or otherwise; (D) the Employee's conviction of a felony; (E) the commission in the course of the Employee's employment of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice, which would constitute a felony, (whether or not resulting in criminal prosecution or conviction), or any act or practice which the Employer shall, in good faith, deem to have resulted in the Employee's becoming unbondable under CBI's

          "banker's blanket bond;" or (F) conduct by the Employee that results in removal from his position as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer; or

     (iv) upon written notice thereof to the Employee from the Employer (termination "Without Cause"), provided that in the event of any such termination Without Cause, Section 4(e) shall be applicable thereto, unless under Section 4(n) the obligations of the Employer are null and void as described therein; or

     (v)  by the Employer,  in which case,  the Employer shall be obligated only
          to  pay  Employee  his  salary  and  benefits   through  the  date  of
          termination and any vested benefits under a Benefit Plan.

     b. If the Employee's employment is terminated because of the Employee's death, the Employee's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued through the date of death (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's death.

     c. During the period of any incapacity leading up to the termination of the Employee's employment as a result of disability, the Employer shall continue to pay the Employee his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Employee becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Employee shall be reduced by the sum of the amounts, if any, payable to the Employee for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries. Furthermore, the Employee shall receive any bonus earned or accrued through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's incapacity.

     d. If the Employee's employment is terminated for Cause as provided above, or if the Employee resigns (except for a termination of employment pursuant to Section 4(f)), the Employee shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, but Employee will thereby forfeit any rights in any unpaid bonus, including, without limitation, any bonus amounts awarded for previous years which were not yet vested and any share of any bonus with respect to the current fiscal year which has been earned as of the date of such termination or resignation.

     e. Subject to Section 4(n), if the Employee's employment is terminated Without Cause, the Employer shall continue pay to the Employee his then-current monthly base salary each month for the remaining term of this Agreement, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's termination. Such bonus payments, if any, shall be paid in a lump sum within thirty days after the date of termination unless the amount of such payment can not then be determined, in which case, such payment shall be made within thirty days after the date on which the amount is first determined. Payments pursuant to this Section 4(e) shall be in lieu of, and shall satisfy any obligation to pay, any and all severance payments or post-employment benefits. However, subject to Section 4(n), Section 4(f) shall apply instead of this Section 4(e) to any termination Without Cause after a Change in Control if Section 4(f) would provide greater benefits to the Employee than this Section 4(e).

     f. In the event of a Change of Control, the Employee shall have the rights provided by a separate Change of Control Agreement between the Employee and CBI. As used in this Agreement the phrase "Change of Control" shall mean that which would constitute a change of control under such Change of Control Agreement.

     g. With exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Employee is a participant, upon termination of the Employee's employment, the Employer shall have no obligation to the Employee for, and the Employee waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Nothing herein shall be deemed to obligate the Employer to use the Employee's services pursuant hereto or otherwise and the Employer shall have fully discharged its obligations to the Employee by providing the Employee with the compensation and benefits specified hereunder.

     h. In the event that the Employee's employment is terminated for any reason and the Employee serves as a director of the Employer or any of any parent or subsidiary of the Employer, the Employee shall (and does hereby) tender his resignation from such positions effective as of the date of termination.

     i. The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Employee's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute "excess parachute payments," then the Employee's compensation payable hereunder shall be decreased, so as to equal an amount that is $1.00 less than three times the Employee's "base amount," as that term is defined in Section 280G(b) of the Internal Revenue code.

     j. Notwithstanding anything to the contrary herein, if the Employee is suspended or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1) or any successor provision to either thereof), the Employer's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Employee all of part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended. Any such suspension shall not affect vested benefits of Employee under any Benefit Plan or, if the charges are dismissed, delay the vesting of benefits under any Benefit Plan.

     k. Notwithstanding anything to the contrary herein, if the Employee is removed or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1) or any successor provision to either thereof), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected.

     l. Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act or any successor provision thereof), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(1) shall not affect any vested rights of the parties hereto.

     m. Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C.
Section 1828(k) or any successor provision thereof and any regulations promulgated thereunder.

     n. Notwithstanding anything to the contrary herein, the Employer's obligation to make any payments to the Employee pursuant to this Agreement upon or following the Employee's termination, for any reason, including, but not limited to, the Employer's obligation to make severance payments to the Employee pursuant to Section 4(e), shall be of no force or effect and shall be null and void, the Employer having no obligation to make such payments, upon any of the following events:

     (i) the Employee is in material breach of any of the covenants contained in Sections 5, 6, 7, 8, or 9 of this Agreement; or

     (ii) the Board of Directors reasonably determines, after notifying the Employee of the offending conduct and allowing the Employee a reasonable opportunity to respond, that the Employee is acting or has acted in such a manner that is defamatory or injurious to the Employer or that is in material breach of any of the Employee's obligation to the Employer, it being understood that if the Employee serves as a director, the Employee shall tender his resignation from the Board effective upon his termination, will not vote with respect to such determination, and will not participate in any deliberation or vote concerning the acceptance of his tendered resignation.

The parties agree and understand that the (A) release of the Employer's obligation to make such payments to the Employee upon or following the Employee's termination does not constitute liquidated damages provision limiting the Employer's entitlement to relief for breach of this Agreement of injury to the Employer; and (B) the foregoing does not affect any rights of the Employee that had vested as of the date of such termination.

     5. Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Employee's employment (prior, present or future), For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship or other work product that relates to the Employer, its business or its customers, and that Employee conceives, develops, or delivers to the Employer or that otherwise arises out of the services provided by the Employee to the Employer hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer, If the Work Product contains any materials, programming or intellectual property rights that the Employee conceived or developed prior to, and independent of, the Employee's work for the Employer, the Employee agrees to identify the pre-existing items to the Employer, and the Employee grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Employee agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

     6. Protection of Trade Secrets. The Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer or as required by law, the Employee agrees not to use or disclose any Trade secrets of the Employer during or after his employment. For the purposes hereof, "Trade secret" means information, including, without limitation, technical or non-technique, a process, a drawing, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.

     7. Protection of Other Confidential Information. In addition, the Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer or as required by law, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Employee's employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and confidential Business Information of third parties provided to the Employer under an obligation of secrecy that is communicated to the Employee. In the event the Employee is required by law to disclose information covered by Sections 6 or 7, the Employee shall promptly notify the Employer and cooperate (at no expense to himself) with any efforts by Employer to exclude the information from a requirement of disclosure.

8. Return of Materials. The Employee shall surrender to the Employer, promptly upon its request and in any event upon termination of the Employee's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Employee's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Employee shall certify in writing compliance with the foregoing requirement.

     9. Restrictive Covenants.

     a. No Solicitation of Customers. During the Employee's employment with the Employer and for a period of 24 months thereafter, the Employee shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, solicit or attempt to solicit Customers to induce or encourage them to close their accounts or cease doing business with the Employer or to acquire or obtain from anyone other than the Employer or its affiliates any product or service competitive with or substitute for any of the Employer Products. For purposes of this Section, "Customer" refers to any person or group of persons with whom the Employee had direct material contact with regard to the selling, delivery, or support of the Employer's Products, including servicing such person's or group's account, during the period of 12 months preceding the solicitation date. The "Employer's Products" refers to the products and services that the Employer or any of its subsidiaries or affiliates offered or sold within six months of the solicitation date. This restriction does not apply after a termination of this Agreement as described in Section 4(f).

     b. No Recruitment of Personnel. During the Employee's employment with the Employer and for a period of 24 months thereafter, the Employee shall not, either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, solicit or Induce any employee of or consultant to the Employer or any of its subsidiaries or affiliates to leave his or her position with the Employer (or the subsidiary or affiliate), or recruit or attempt to recruit such persons to accept employment or any other position with another business. This restriction does not apply after a termination of this Agreement as described in Section 4(f).

     c. Independent Provisions. The provisions in each of the above Sections 9(a) and 9(b) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

     10. Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, CBI, and their respective successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

     11. No Set-Off. The existence of any claim, demand, action, or cause of action by one party against another party, or any affiliate of the other party, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the other party of any of its rights hereunder.

     12. Assignment.

     a. The Employee may not assign or anticipate any of his benefits under this Agreement without the Employer's prior written consent.

     b. The Employer or CBI may assign its rights and benefits under this Agreement without notice to or consent of the Employee; provided no such assignment shall negate any of the Employee's rights under Section 4.f above absent a separate written consent from the Employee.

     13. Waiver. A waiver of any breach of this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

     14. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, confirmed facsimile transmission, or overnight courier, in which event the notices shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:


                            If to the Employer, to it at:

                            Bank of Ridgeway
                            100 Palmer Street
                            Ridgeway, South Carolina 29130
                            Attn:  President

                            If to CBI, to it at:

                            Community Bankshares, Inc.
                            791 Broughton Street
                            Post Office Box 2086
                            Orangeburg, South Carolina 29116
                            Attn:  President

                            If to the Employee, to him at:

                            William A. Harwell
                            401 Bratton Street
                            Winnsboro, South Carolina 29180

     15. Attorneys' Fees. In the event of litigation between the parties concerning this Agreement, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys' fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay the costs and expenses to the prevailing party promptly upon demand by the prevailing party.

     16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of South Carolina.

     17. Non-Waiver. Failure to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions of rights, or in any way affect the validity of this Agreement.

     18. Enforcement. The Employee agrees that in the event of any breach or threatened breach by the Employee of any covenant contained in section 6, 7, 9(a), or 9(b) hereof, the resulting injuries to the Employer and CBI would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer and CBI. The Employer, therefore, agrees that in the event of any such breach, the Employer and CBI shall each be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer or CBI have cause to seek such relief, no bond shall be required from the Employer or CBI, and as provided in Section 15, the Employee shall pay all attorney's fees and court costs which the Employer or CBI may incur to the extent the Employer or CBI prevails in its enforcement action.

     19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Columbia, South Carolina, by three arbitrators in accordance with the rules of the American Arbitration Association then in effect; provided, however, that this provision shall not prevent the Employer and CBI from seeking an injunction as provided in Section 18 above but this provision shall bar any counterclaim by the Employee in any such action for injunctive relief. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

     20. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or enforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     21. Attribution of Benefits. For purposes of this Agreement, any benefits provided or furnished to Employee by CBI or any subsidiary of CBI shall be deemed to have been furnished to Employee by Employer and shall discharge the obligations of Employer hereunder as though such benefits had been provided or furnished by the Employer.

     22. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between he parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation the Employment Agreement between Employer and Employee dated as March 22, 2001. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

     23.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Employer and CBI have caused this Agreement to be executed by their respective officers thereunto duly authorized, and the Employee has signed this Agreement, effective as of the Effective Date.



                                EMPLOYER:
                                BANK OF RIDGEWAY



                                By:
                                   ---------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


                                EMPLOYEE

                                ------------------------------------------------
                                WILLIAM A. HARWELL


                                CBI:
                                COMMUNITY BANKSHARES, INC.


                                By:
                                   ---------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------










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